Exhibit 99.4

SUPPLEMENTAL RISK FACTORS

The business and operations of Realty Income (as defined below) are subject to numerous risks and other uncertainties and you should carefully consider the following supplemental risk factors, the risks described under the captions “Forward-Looking Statements” in Item 8.01 of the Current Report on Form 8-K filed by Realty Income on June 4, 2021 to which these supplemental risk factors are filed as Exhibit 99.4 (the “Form 8-K”) and under the captions “Forward-Looking Statements” and “Risk Factors” in Realty Income’s most recent Annual Report on Form 10-K and, if applicable, its subsequent Quarterly Reports on Form 10-Q, and any amendments thereto filed with the Securities and Exchange Commission (the “SEC”), all of which are available on the SEC’s website (in each case excluding any portion thereof, information therein or exhibit thereto that is deemed to be “furnished” to, rather than “filed” with, the SEC). As used under this caption “Supplemental Risk Factors” in this Exhibit and under the captions “Risk Factors” in Realty Income’s most recent Annual Report on Form 10-K and, if applicable, its subsequent Quarterly Reports on Form 10-Q, and any amendments thereto filed with the SEC, references to Realty Income’s capital stock include both its common stock and any class or series of its preferred stock that it may issue, and references to Realty Income’s debt or indebtedness include its debt securities and other indebtedness, and references to Realty Income’s “clients” means its tenants, in each case unless otherwise expressly stated or the context otherwise requires.

Unless otherwise stated in these supplemental risk factors or the context otherwise requires, references in these supplemental risk factors to:

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“combined company” means Realty Income and its subsidiaries, after giving effect to the consummation of the proposed Mergers;

•	“Merger” means the merger pursuant to the terms of the Merger Agreement, immediately following the consummation of the Partnership Merger, of VEREIT with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation;

•	“Mergers” means, together, the Partnership Merger and the Merger;

•	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 29, 2021, by and among VEREIT, VEREIT OP, Realty Income, Merger Sub 1 and Merger Sub 2, as the same may be amended or supplemented from time to time;

•	“Merger Effective Time” means the effective time of the Merger;

•	“Merger Sub 1” means Rams MD Subsidiary I, Inc., a Maryland corporation and wholly owned subsidiary of Realty Income;

•	“Merger Sub 2” means Rams Acquisition Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Realty Income;

•	“non-U.S. holder” means any beneficial owner of VEREIT common stock or Realty Income common stock (including a beneficial owner of VEREIT common stock that receives Realty Income common stock in the Merger) that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes;

•	“NYSE” means the New York Stock Exchange;

•	“OfficeCo” means a direct or indirect wholly owned subsidiary of Realty Income that is expected to be formed for the purposes of the Spin-Off;

•	“OfficeCo Distribution” means the proposed distribution, after the Mergers, of all of OfficeCo’s outstanding voting shares of common stock to the holders of Realty Income’s common stock on a pro rata basis in connection with the Spin-Off;

•	“OfficeCo Properties” means the office real properties owned by Realty Income and VEREIT contemplated to be contributed to OfficeCo in connection with the Spin-Off or potentially sold in connection with the Mergers in accordance with the Merger Agreement;

•	“Partnership Merger” means the merger pursuant to the terms of the Merger Agreement of Merger Sub 2 with and into VEREIT OP, with VEREIT OP continuing as the surviving entity;

•	“Realty Income” means Realty Income Corporation, a Maryland corporation;

•	“Realty Income common stock” means the common stock of Realty Income, par value $0.01 per share;

•	“Spin-Off” means the proposed contribution, after the Mergers, of the OfficeCo Properties to OfficeCo and the proposed distribution, after the Mergers, of all outstanding voting shares of common stock in OfficeCo to the holders of Realty Income’s common stock on a pro rata basis, in each case, in accordance with the terms and subject to the conditions of the Merger Agreement;

•	“U.S. holder” means a beneficial owner of VEREIT common stock or Realty Income common stock (including a beneficial owner of VEREIT common stock that receives Realty Income common stock in the Merger) that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes;

•	“VEREIT” means VEREIT, Inc., a Maryland corporation;

•	“VEREIT common stock” means the common stock of VEREIT, par value $0.01 per share;

•	“VEREIT OP” means VEREIT Operating Partnership, L.P., a Delaware limited partnership; and

•	“VEREIT OP common units” means the common partnership unit of VEREIT OP.

Risks Relating to the Mergers

The Mergers may not be completed on the terms or timeline currently contemplated, or at all. Completion of the Mergers is subject to many conditions and if these conditions are not satisfied or waived, the Mergers will not be completed, which could adversely affect the businesses of Realty Income, and, in certain circumstances, result in the requirement that Realty Income pays a certain termination fee.

The completion of the Mergers is subject to certain conditions, including: (1) approval by Realty Income’s common stockholders and VEREIT’s common stockholders; (2) approval for listing on the NYSE of Realty Income common stock to be issued in the Mergers or reserved for issuance in connection therewith; (3) no injunction or law prohibiting the Mergers; (4) accuracy of each party’s representations, subject in most cases to materiality or material adverse effect qualifications; (5) material compliance with each party’s covenants; (6) receipt by each of Realty Income and VEREIT of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (7) receipt by VEREIT of an opinion that Realty Income qualifies as a real estate investment trust ("REIT") under the Code and receipt by Realty Income of an opinion that VEREIT qualifies as a REIT under the Code; and (8) effectiveness of the registration statement filed with the SEC to register the shares of Realty Income common stock issuable in the Merger.

In addition, Realty Income will not be obligated to consummate the Mergers before January 29, 2022 unless the Spin-Off is ready, in all respects, to be consummated contemporaneously with the closing of the Merger. If this condition is not satisfied or waived by Realty Income by January 29, 2022, and all other conditions to closing have been satisfied, the parties will be obligated to close the Mergers, regardless of whether the Spin-Off is ready to be consummated. In addition, Realty Income or VEREIT may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Mergers are not completed by April 29, 2022.

Realty Income cannot provide assurance that these conditions to completing the Mergers will be satisfied or waived, and accordingly, that the Mergers will be completed on the terms or timeline that the parties anticipate or at all.

Failure to consummate the Mergers may adversely affect Realty Income’s results of operations, financial condition and business prospects for many reasons, including, among others: (i) Realty Income will have incurred substantial costs relating to the Mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Mergers, which could adversely affect its financial conditions, results of operations and ability to make distributions to its stockholders and to pay the principal of and interest on its debt securities and other indebtedness; (ii) the Mergers, whether or not they close, will divert the attention of the management of Realty Income instead of enabling it to more fully pursue other opportunities that could be beneficial to Realty Income, without realizing any of the benefits of having completed the Mergers or the other transactions contemplated by the Merger Agreement; and (iii) any reputational harm due to the adverse perception of any failure to successfully complete the Mergers. In addition, if the Merger Agreement is terminated under certain circumstances specified therein, Realty Income may be required to pay VEREIT a termination fee of $838.0 million and/or an expense reimbursement fee of $25.0 million.

The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Realty Income or VEREIT.

At the effective time of the Merger, each share of VEREIT common stock issued and outstanding will be converted into the right to receive 0.705 newly issued shares (the "Exchange Ratio") of Realty Income common stock, with cash paid in lieu of fractional shares. The Exchange Ratio is fixed in the Merger Agreement and, while it will be adjusted in certain limited circumstances, including a recapitalization, stock or unit split, stock or unit dividend or distribution, reclassification, combination or exchange offer of shares or other similar transaction involving Realty Income or VEREIT, the Exchange Ratio will not be adjusted for changes in the market price of either Realty Income common stock or VEREIT common stock. Changes in the price of Realty Income common stock prior to the Merger will affect the market value of the Merger consideration that VEREIT stockholders will receive at the closing of the Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Realty Income and VEREIT), including the following factors:

•	changes in the respective businesses, operations, assets, liabilities and prospects of either company;

•	changes in market assessments of the business, operations, financial position and prospects of either company;

•	market assessments of the likelihood that the Mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Realty Income common stock and VEREIT common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Realty Income and VEREIT operate; and

•	other factors beyond the control of Realty Income or VEREIT, including those described under this heading “Supplemental Risk Factors.”

The price of Realty Income common stock at the closing of the Merger may vary from its price on the date the Merger Agreement was executed. As a result, the market value of the Merger consideration represented by the Exchange Ratio will also vary.

Because the Exchange Ratio is fixed:

•	if the price of Realty Income common stock increases between the date the Merger Agreement was signed and the closing of the Merger, VEREIT stockholders will receive shares of Realty Income common stock that have a market value upon completion of the Merger that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed; and

•	if the price of Realty Income common stock declines between the date the Merger Agreement was signed and the closing of the Merger, including for any of the reasons described above, VEREIT stockholders will receive shares of Realty Income common stock that have a market value upon completion of the Merger that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed.

Therefore, while the number of shares of Realty Income common stock to be issued per share of VEREIT common stock is fixed, the aggregate market value of the shares as of the date the Merger is consummated may be different from their aggregate market value as of the date the Merger Agreement was signed.

Realty Income common stockholders will be significantly diluted by the Mergers.

The Mergers will significantly dilute the ownership position of Realty Income common stockholders. Upon completion of the Mergers, based on the shares of Realty Income common stock and VEREIT common stock outstanding as of April 29, 2021, Realty Income estimates that legacy Realty Income common stockholders will own approximately 70% of the issued and outstanding shares of Realty Income common stock, and legacy VEREIT stockholders will own approximately 30% of the issued and outstanding shares of Realty Income common stock. Additionally, because Realty Income is issuing shares of Realty Income common stock to certain holders of VEREIT OP common units in the Partnership Merger, each outstanding share of Realty Income common stock after the completion of the Mergers will represent a smaller percentage of the voting power of Realty Income than if such shares of common stock had not been issued in the Partnership Merger. Realty Income may also issue additional shares of common stock or preferred stock in the future, which would create further dilution. Consequently, Realty Income common stockholders, as a general matter, will have less influence over the management and policies of Realty Income after the effective time of the Merger than they currently exercise over the management and policies of Realty Income.

The Merger Agreement contains provisions that could discourage a potential acquiror of Realty Income or could result in any proposal being at a lower price than it might otherwise be.

The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of each of Realty Income and VEREIT to initiate, solicit, knowingly encourage or facilitate competing third-party proposals to effect, among other things, a merger, reorganization, share sale, share exchange, asset sale, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any purchase or sale of 20% or more of the consolidated assets of Realty Income. In addition, VEREIT generally has an opportunity to offer to modify the terms of the Merger Agreement in response to any competing “acquisition proposal” that may be made to Realty Income before the board of directors of Realty Income may withdraw or modify its recommendation in response to such competing acquisition proposal or may terminate the Merger Agreement to enter into such a competing acquisition proposal. In some circumstances, on termination of the Merger Agreement, one of the parties may be required to pay a substantial termination fee and/or expense reimbursement fee to the other party. For more information, see the first risk factor under “– Risks Relating to the Mergers” above.

These provisions could discourage a potential acquiror that might have an interest in acquiring all or a significant part of Realty Income from considering or proposing such an acquisition, or might result in a potential acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement fee that may become payable in certain circumstances under the Merger Agreement.

The pendency of the Mergers could adversely affect the business and operations of Realty Income and VEREIT.

In connection with the pending Mergers, some clients of each of Realty Income and VEREIT may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Realty Income and VEREIT, regardless of whether the Mergers are completed, and of combined company, if the Mergers are completed. Similarly, current and prospective employees of Realty Income and VEREIT may experience uncertainty about their future roles with Realty Income following the Mergers, which may materially adversely affect the ability of each of Realty Income and VEREIT to attract and retain key personnel during the pendency of the Mergers. In addition, due to operating covenants in the Merger Agreement, each of Realty Income and VEREIT may be unable (without the other party’s prior written consent), during the pendency of the Mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

If the Mergers are not consummated by April 29, 2022 (unless extended under certain circumstances), either Realty Income or VEREIT may terminate the Merger Agreement.

Either Realty Income or VEREIT may terminate the Merger Agreement if the Mergers have not been consummated by April 29, 2022. However, this termination right will not be available to a party if that party failed to comply with any provision under the Merger Agreement and that failure was the primary cause of, or resulted in, the failure to consummate the Mergers. Any termination of the Merger Agreement may adversely affect Realty Income's results of operations, financial condition and business for many reasons, including those discussed elsewhere under this caption "Supplemental Risk Factors."

If the Merger does not qualify as a reorganization, there may be adverse tax consequences.

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Realty Income and VEREIT of an opinion of its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, such opinions are not binding on the Internal Revenue Service. If the Merger were to fail to qualify as a reorganization, then each VEREIT stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Realty Income common stock and cash in lieu of any fractional share of Realty Income common stock received by the VEREIT stockholder in the Merger; and (ii) the VEREIT stockholder’s adjusted tax basis in its VEREIT common stock. In addition, failure of the Merger to qualify as a reorganization may damage Realty Income's reputation and have other adverse impacts on Realty Income.

The Merger and related transactions are subject to approval by stockholders of both Realty Income and VEREIT.

In order for the Merger to be completed, VEREIT common stockholders must approve certain related proposals, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of VEREIT common stock entitled to vote on such proposal. In addition, Realty Income common stockholders must approve the issuance of Realty Income common stock in the Merger by an affirmative vote of the holders of at least a majority of the votes cast by the holders of Realty Income common stock, in person or by proxy, at the Realty Income special meeting. This approval is required under applicable NYSE rules in order for Realty Income to be authorized to issue the shares of Realty Income common stock to VEREIT stockholders as part of the merger consideration.

An adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the transactions contemplated thereby, could have a material adverse impact on the businesses of Realty Income and VEREIT and their ability to consummate the transactions contemplated by the Merger Agreement.

Transactions like the Mergers are frequently the subject of litigation or other legal proceedings, including actions alleging that either parties’ board of directors breached their respective duties to their stockholders or other equity holders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or other equity holders or otherwise, or any other actions or claims (contractual or otherwise) arising out of the Mergers, Spin-Off, the potential sale of OfficeCo Properties, or the transactions related thereto. If litigation or other legal proceedings are brought against Realty Income, VEREIT or their respective boards of directors or subsidiaries in connection with the Merger Agreement, or the transactions contemplated thereby, the respective parties to the proceeding intend to defend against it but they might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on Realty Income’s or VEREIT’s ability to consummate the Mergers or their respective business, results of operation or financial position, including through the possible diversion of either company’s resources or distraction of key personnel.

Risks Relating to Realty Income after Completion of the Mergers and the Transactions Contemplated by the Merger Agreement

Realty Income expects to incur substantial expenses related to the Mergers and the transactions contemplated by the Merger Agreement.

Realty Income expects to incur substantial expenses in completing the Mergers and integrating the business, operations, networks, systems, technologies, policies and procedures of Realty Income and VEREIT, as well as in the Spin-Off and the potential sale of some or all of the OfficeCo Properties . There are a large number of systems that must be integrated or separated in connection with the Mergers , the Spin-Off or sale of OfficeCo Properties, and the other transactions contemplated by the Merger Agreement, including leasing, billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. While Realty Income has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the Mergers and the transactions contemplated by the Merger Agreement are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Following the Mergers, Realty Income may be unable to integrate the business of VEREIT successfully, consummate the Spin-Off, or sell the OfficeCo Properties successfully or realize the anticipated synergies and related benefits of the Mergers and the transactions contemplated by the Merger Agreement or do so within the anticipated time frame.

The Mergers involve the combination of two companies which currently operate as independent public companies. The Spin-Off or the potential sale of some or all of the OfficeCo Properties would involve the separation, reorganization and distribution of combined assets of two companies that currently operate as independent public companies. Realty Income will be required to devote significant management attention and resources to integrating the business practices and operations of VEREIT, and each of Realty Income and VEREIT will be required to devote significant management attention and resources to the Spin-Off and/or the potential sale of OfficeCo Properties. Potential difficulties Realty Income, VEREIT and OfficeCo may encounter in the integration process or in the Spin-Off or sale of OfficeCo Properties include the following:

•	the inability to successfully combine the businesses of Realty Income and VEREIT and separate the OfficeCo Properties in a manner that permits the combined company to achieve the cost savings anticipated to result from the Mergers, which would result in some anticipated benefits of the Mergers not being realized in the time frame currently anticipated or at all;

•	lost sales and clients as a result of certain clients of either of Realty Income or VEREIT deciding not to do business with the combined company;

•	the complexities associated with managing the combined company out of multiple locations and integrating personnel from the two companies, as well as the potential complexities associated with the separation of personnel at OfficeCo and integrating personnel from Realty Income and VEREIT in OfficeCo;

•	the additional complexities of combining two companies with different histories, regulatory restrictions, markets and customer bases;

•	the failure to retain key employees of either of the two companies;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Mergers and the transactions contemplated by the Merger Agreement; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Mergers and integrating Realty Income’s and VEREIT’s operations.

For all these reasons, you should be aware that it is possible that the integration process or the Spin-Off or sales of OfficeCo Properties could result in the distraction of Realty Income’s, VEREIT’s or OfficeCo’s management, the disruption of the combined company’s or OfficeCo’s ongoing business or inconsistencies in the combined company’s or OfficeCo’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company or OfficeCo to maintain relationships with clients, customers, vendors, joint venture partners and employees or to achieve the anticipated benefits of the Mergers, or could otherwise adversely affect the business and financial results of the combined company or OfficeCo.

Following the Mergers and the transactions contemplated by the Merger Agreement, Realty Income or OfficeCo may be unable to retain key employees.

The success of Realty Income after the Mergers will depend in part upon its ability to retain key Realty Income and VEREIT employees. The success of OfficeCo after the Spin-Off will depend in part upon its ability to retain key Realty Income and VEREIT employees. Key employees may depart either before or after the Mergers or Spin-Off because of issues relating to the uncertainty and difficulty of integration or separation or a desire not to remain with Realty Income or OfficeCo following the Mergers or Spin-Off. Accordingly, no assurance can be given that Realty Income, VEREIT or, following the Mergers and the transactions contemplated by the Merger Agreement, Realty Income or OfficeCo will be able to retain key employees to the same extent as in the past.

Realty Income depends on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm Realty Income’s business.

The members of the Realty Income board of directors and Realty Income’s executive officers will continue as the members of the board of directors and executive management of Realty Income. The future success of Realty Income depends in large part on its ability to hire and retain a sufficient number of qualified personnel. The future success of Realty Income also depends upon the service of Realty Income’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over Realty Income’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to Realty Income’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist Realty Income in negotiations with lenders, existing and potential clients and industry personnel.

Many of Realty Income’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective customers are critically important to the success of Realty Income’s business. The loss of services of one or more members of Realty Income’s senior management team, or Realty Income’s inability to attract and retain highly qualified personnel, could adversely affect Realty Income’s business, diminish Realty Income’s investment opportunities and weaken its relationships with lenders, business partners, existing and prospective customers and industry personnel, which could materially and adversely affect Realty Income.

The future results of Realty Income will suffer if Realty Income does not effectively manage its operations following the Mergers and the transactions contemplated by the Merger Agreement.

Following the Mergers, Realty Income may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of Realty Income will depend, in part, upon the ability of Realty Income to manage its expansion opportunities, which poses substantial challenges for Realty Income to integrate new operations into its existing business in an efficient and timely manner, to successfully monitor its operations, costs, regulatory compliance and service quality and to maintain other necessary internal controls. Realty Income cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading prices of shares of the Realty Income common stock and OfficeCo common stock following the Mergers and the Spin-Off may be affected by factors different from those affecting the price of shares of Realty Income common stock or VEREIT common stock before the Mergers and the Spin-Off.

If the Mergers are completed, based on the shares of Realty Income common stock and VEREIT common stock outstanding as of the April 29, 2021, legacy Realty Income common stockholders will become holders of approximately 70% of the outstanding shares of Realty Income common stock and legacy VEREIT stockholders will become holders of approximately 30% of the outstanding shares of Realty Income common stock immediately after the Mergers. Based on the respective numbers of shares of common stock of Realty Income and VEREIT outstanding as of that date, and assuming that the Spin-Off is completed on the first business day following the closing of the Merger, legacy Realty Income common stockholders would become holders of approximately 70% of the outstanding shares of the common stock of OfficeCo, and legacy VEREIT stockholders that receive Realty Income common stock in the Merger would become holders of approximately 30% of the outstanding shares of common stock of OfficeCo. It is anticipated that the Spin-Off will occur, if at all, promptly after the Mergers are consummated, but we may encounter unexpected delays that may delay or prevent the Spin-Off from occurring at that time. The results of operations of Realty Income and OfficeCo, as well as the trading price of Realty Income common stock and OfficeCo common stock, after the Mergers and the Spin-Off may be affected by factors different from those currently affecting Realty Income’s or VEREIT’s results of operations or the trading prices of Realty Income common stock and VEREIT common stock. These different factors include:

•	with respect to Realty Income, a greater number of shares of Realty Income common stock outstanding, as compared to the number of shares of Realty Income common stock currently outstanding;

•	different stockholders in both Realty Income and OfficeCo; and

•	Realty Income and OfficeCo owning different assets and maintaining different capitalizations.

Accordingly, the historical trading prices and financial results of Realty Income and VEREIT may not be indicative of these matters for Realty Income and OfficeCo after the Mergers and the Spin-Off.

Counterparties to certain significant agreements with Realty Income or VEREIT may exercise contractual rights under such agreements in connection with the Mergers, the Spin-Off or the sale of some or all of the OfficeCo Properties.

Realty Income and VEREIT are each party to certain agreements that give the counterparty certain rights following a change of control or similar event, including in some cases the right to terminate the agreement. Under some such agreements, the Mergers, the Spin-Off or the sale of some or all of the OfficeCo Properties will constitute a change of control or cause certain other triggering events and therefore the counterparty may exercise certain rights under the agreement upon the closing of the Mergers, the Spin-Off or such sales. Certain Realty Income and VEREIT funds, joint ventures, management and servicing contracts, leases and debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of its agreement as a condition to granting a waiver or consent under its agreement or it may terminate or seek to terminate its agreement with Realty Income or VEREIT, as the case may be, as a result of such change of control (if permitted to do so by the applicable agreement). In addition, certain indebtedness of Realty Income or VEREIT may give the holders of that indebtedness the right to demand immediate repayment upon a change of control or similar event. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

Realty Income’s anticipated level of indebtedness will increase upon completion of the Mergers and may increase the related risks Realty Income now faces.

Upon completion of the Mergers, Realty Income intends to assume and/or refinance certain indebtedness of VEREIT and VEREIT OP and, assuming that occurs, Realty Income's consolidated indebtedness will increase substantially and it will be subject to increased risks associated with debt financing, including an increased risk that Realty Income’s cash flow could be insufficient to meet required payments on its debt securities or other indebtedness or to pay dividends on its common stock or any preferred stock it may issue. On March 31, 2021, Realty Income had indebtedness of approximately $8.6 billion, excluding unamortized deferred financing costs and net premiums. Taking into account Realty Income’s existing indebtedness and the assumption of VEREIT’s consolidated indebtedness in the Mergers, the total principal indebtedness of the combined company, including joint venture indebtedness, as of March 31, 2021 would have been approximately $14.4 billion. For information on how the pro forma amount of Realty Income’s consolidated indebtedness is calculated, see the pro forma condensed combined financial statements included in Exhibit 99.3 to the Form 8-K.

Realty Income’s increased indebtedness could have important consequences to holders of its common stock, any preferred stock it may issue and its debt securities including:

•	increasing Realty Income’s vulnerability to general adverse economic and industry conditions;

•	limiting Realty Income’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring the use of a substantial portion of Realty Income’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting Realty Income’s flexibility in planning for, or reacting to, changes in its business and its industry; and

•	putting Realty Income at a disadvantage compared to its competitors with less indebtedness.

If Realty Income defaults under a debt instrument, it will automatically be in default under any other debt instrument that has cross-default provisions, the holders of all such indebtedness may be entitled to demand its immediate repayment and, in the case of secured indebtedness, Realty Income may lose any property securing that indebtedness.

Risks Relating to the Spin-Off

There can be no assurance that the Spin-Off of OfficeCo will occur in the form currently contemplated, on the anticipated terms or timing, or at all.

While Realty Income intends to cause the Spin-Off to be completed the business day following the closing of the Merger, during the process of effectuating the steps necessary to consummate the Spin-Off, certain issues may arise that may adversely impact the feasibility or desireability of the Spin-Off on the anticipated terms or timeline, or at all, or adversely impact the anticipated benefits of the Spin-Off to the combined company and its stockholders, including significant unanticipated costs or expenses (including consent fees), failure to obtain required consents or approvals, adverse tax implications, or other adverse impacts, all of which could significantly delay or prevent the Spin-Off.

In addition, pursuant to the terms of the Merger Agreement, the parties have broad discretion to amend the scope and terms of the Spin-Off, including, among other things, the properties to be included as part of the OfficeCo Properties (including adding or removing properties), the scope and nature of the reorganization plan, the terms of the separation and distribution agreement, and the scope of transition services, if any, to be provided to OfficeCo by Realty Income following the Spin-Off, if any. Realty Income also may, after consultation with and good faith consideration of any comments from VEREIT, alternatively seek to sell some or all of the OfficeCo Properties to third parties in connection with the closing of the Merger, and the parties may otherwise sell certain properties that would have otherwise been included in the OfficeCo Properties during the pendency of the Mergers. These changes may adversely impact the timing of the Spin-Off, the viability of OfficeCo as a stand-alone business or benefits of the Spin-Off. In addition, there can be no assurance that Realty Income would be able to sell any such OfficeCo Properties should it elect to do so on terms Realty Income considers acceptable, or at all.

In addition, while Realty Income will not be obligated to consummate the Mergers until January 29, 2022 unless the Spin-Off is in all respects, ready to be consummated contemporaneously with the closing of the Merger, Realty Income may decide, in its sole discretion, to abandon the Spin-Off and waive that condition, and proceed with consummating the Mergers without completing the Spin-Off at all.

Accordingly, there can be no assurance that the Spin-Off will occur on the anticipated terms or within the anticipated time frame, or at all, and actual and prospective owners of Realty Income common stock, preferred stock (if any) and debt securities should not place undue reliance on the consummation of the Spin-Off in evaluating Realty Income or an investment in its securities.

There may be significant costs and expenses in effectuating the Spin-Off or the sales of OfficeCo Properties.

Realty Income and VEREIT expect to incur significant costs and expenses in connection with the Spin-Off, including third-party consent costs, refinancing costs, transfer costs, expenses related to the Form 10 that must be filed with the SEC in order to complete the Spin-Off and the preparation of separate financial information related thereto, negotiations and creation of OfficeCo’s business and operational relationships, and diversion of management resources, many of which may become payable whether or not the Spin-Off is consummated, and which may adversely impact the business, results of operation or financial position of Realty Income and/or VEREIT. In addition, the pursuit of any sales of some or all of the OfficeCo Properties may result in similar costs and expenses, and/or increase such costs or expenses, both with respect to the unique costs or expenses related to those sales, such as the marketing, negotiations and finalization of the operative agreements, additional tax or consent costs, and any indemnification obligations between the parties required pursuant to the Merger Agreement, as well as the costs of any additional changes those sales may have on the Spin-Off.

The Spin-Off or the sales of some or all of the OfficeCo Properties, if completed, may not deliver its intended results.

There are risks and uncertainties related to the Spin-Off and the potential sales of OfficeCo Properties, including but not limited to:

•	whether Realty Income will be able to effect the Spin-Off or potential sales of OfficeCo Properties within an acceptable time frame and on acceptable terms, if at all, which may be impacted by many factors, including consent rights, legal restrictions, tax impacts, and financing costs, among others;

•	whether OfficeCo will qualify as a REIT following the Spin-Off, which involves the application of highly technical and complex provisions of the Code, as well as various factual determinations not entirely within the control of the parties;

•	whether changes in legislation, treasury regulations or Internal Revenue Service, or IRS, interpretations may adversely affect Realty Income’s ability to engage in the Spin-Off or sales of OfficeCo Properties, or whether stockholders of OfficeCo will benefit from OfficeCo qualifying as a REIT;

•	whether OfficeCo is able to complete financings and/or refinancing related to the Spin-Off within an acceptable time frame and on acceptable terms, if at all;

•	whether the parties elect to change the nature or scope of the OfficeCo Properties prior to the consummation of the Spin-Off (including the properties to be contributed thereto);

•	whether the parties elect to sell certain properties that would have otherwise been contributed to the OfficeCo Properties, and when those elections are made;

•	whether any potential purchasers of OfficeCo Properties with whom the parties enter into purchase agreements (if any) terminate their agreements after signing, which could adversely impact the timing for the Spin-Off, or the ability to consummate the Spin-Off or the sale of OfficeCo Properties shortly following the closing of the Mergers, or at all,

•	whether OfficeCo may be able to conduct and expand its business following the Spin-Off;

•	whether there could be legal or other challenges to the Spin-Off, including changes in legal, regulatory, market and other circumstances that could lead to the Spin-Off not being pursued; and

•	whether OfficeCo and/or its clients experience financial difficulties from interest rates, general market and economic conditions and other factors.

Any one or more of these risks and uncertainties, or any other complexity or aspect of the Spin-Off, the sale of some or all of the OfficeCo Properties, or the respective implementation thereof, may prevent the Spin-Off or sales of some or all of the OfficeCo Properties from being completed on acceptable terms, or at all or adversely effect OfficeCo following the Spin-Off.

If the OfficeCo Distribution is consummated, the distribution of shares of OfficeCo common stock in the OfficeCo Distribution is expected to be treated as a taxable distribution to Realty Income common stockholders for U.S. federal income tax purposes.

If the OfficeCo Distribution is consummated, the distribution of shares of OfficeCo common stock in the OfficeCo Distribution is expected to be treated as a taxable distribution to Realty Income common stockholders for U.S. federal income tax purposes. Accordingly, an amount equal to the fair market value of the shares of OfficeCo common stock received by a U.S. holder of Realty Income common stock in the OfficeCo Distribution is expected to generally be treated as a taxable dividend to the extent of the U.S. holder’s ratable share of any current or accumulated earnings and profits of Realty Income allocable to the OfficeCo Distribution, with the excess treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in Realty Income common stock and any remaining excess treated as capital gain. A U.S. holder’s tax basis in shares of Realty Income common stock held at the time of the OfficeCo Distribution is expected to be reduced (but not below zero) to the extent the fair market value of shares of OfficeCo common stock distributed by Realty Income to such holder in the OfficeCo Distribution exceeds such holder’s ratable share of Realty Income’s current and accumulated earnings and profits allocable to the OfficeCo Distribution. The U.S. holder’s holding period for such Realty Income shares for U.S. federal income tax purposes will not be affected by the distribution. Realty Income will not be able to advise you of the amount of earnings and profits of Realty Income until after the end of the calendar year in which the Spin-Off occurs. Realty Income or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. holders of Realty Income common stock, and any such withholding would be satisfied by Realty Income or such agent by withholding and selling a portion of the shares of OfficeCo common stock that otherwise would be distributable to non-U.S. holders or by withholding from other property held in the non-U.S. holder’s account with the withholding agent.

Although Realty Income will be ascribing a value to the shares of OfficeCo common stock in the OfficeCo Distribution for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to those shares, particularly if shares of OfficeCo common stock trade at prices significantly above the value ascribed to those shares by Realty Income in the period following the OfficeCo Distribution. Such a higher valuation may cause a larger reduction in the tax basis of Realty Income common stock held by its common stockholders or may cause such stockholders to recognize additional dividend or capital gain income. Realty Income stockholders should consult their tax advisors as to the particular tax consequences of the OfficeCo Distribution to them.

Following or in connection with the Spin-Off, OfficeCo may need to incur substantial indebtedness and/or raise substantial capital.

If the Spin-Off is consummated, OfficeCo may need to incur a substantial amount of indebtedness to execute its business strategy. If incurred, the amount of such indebtedness could have material adverse consequences for OfficeCo, including:

•	increasing OfficeCo’s vulnerability to general adverse economic and industry conditions;

•	limiting OfficeCo’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring the use of a substantial portion of OfficeCo’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting OfficeCo’s flexibility in planning for, or reacting to, changes in its business and its industry; and

•	putting OfficeCo at a disadvantage compared to its competitors with less indebtedness.

Moreover, to respond to competitive challenges, OfficeCo may be required to raise substantial additional capital to execute its business strategy, and there can be no assurance that it will be able to do so on terms it considers acceptable, or at all. OfficeCo’s ability to arrange financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If OfficeCo incurs additional indebtedness, its credit ratings could be adversely affected, which could raise borrowing costs and limit future access to capital and its ability to satisfy its obligations under any credit facilities or other debt instruments into which it may enter.

Risks Relating to the Status of Realty Income and VEREIT as REITs

Realty Income may incur adverse tax consequences if Realty Income or VEREIT has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Realty Income believes that it and VEREIT have each operated in a manner that has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the Merger. Realty Income intends to continue operating in such a manner following the Merger. Neither Realty Income nor VEREIT has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Realty Income or VEREIT may affect each company’s ability to qualify as a REIT. In order to qualify as a REIT, each of Realty Income and VEREIT must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

The closing of the Merger is conditioned on receipt by Realty Income of an opinion from Goodwin Procter LLP to the effect that, for all taxable years commencing with VEREIT’s taxable year ended December 31, 2011 and through the Merger Effective Time, VEREIT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and receipt by VEREIT of an opinion from Latham & Watkins LLP to the effect that, for all taxable years commencing with Realty Income’s taxable year ended December 31, 1994, Realty Income has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Merger Effective Time and future taxable years. The foregoing REIT opinions, however, will be based on the factual representations provided by Realty Income and VEREIT to counsel and limited by the assumptions set forth therein, and are not a guarantee that Realty Income or VEREIT, in fact, has qualified, or, in the case of Realty Income, will continue to qualify as a REIT, nor are such opinions binding on the IRS. Moreover, as noted above, neither Realty Income nor VEREIT has requested or plans to request a ruling from the IRS that it qualifies as a REIT.

If Realty Income loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders and to pay the principal of and interest on its debt securities or other indebtedness, because:

•	it would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to increased state and local taxes for such periods;

•	unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•	for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if Realty Income retains its REIT status, if VEREIT is determined to have lost its REIT status for a taxable year ending on or before the Merger, VEREIT would be subject to adverse tax consequences similar to those described above. This could substantially reduce Realty Income’s cash available for distribution, including cash available to pay dividends to its stockholders and to pay the principal of and interest on its debt securities or other indebtedness, because, assuming that Realty Income otherwise maintains its REIT qualification:

•	Realty Income generally would be subject to corporate level tax with respect to the built-in gain on each asset of VEREIT existing at the time of the Merger if Realty Income were to dispose of the VEREIT asset during the five-year period following the Merger;

•	Realty Income would succeed to any earnings and profits accumulated by VEREIT for taxable periods that it did not qualify as a REIT, and Realty Income would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if Realty Income does not timely distribute those earnings and profits, Realty Income could fail to qualify as a REIT); and

•	if VEREIT incurred any unpaid tax liabilities prior to the Merger, those tax liabilities would be transferred to Realty Income as a result of the Merger.

If there is an adjustment to VEREIT’s taxable income or dividends paid deductions, Realty Income could elect to use the deficiency dividend procedure in order to maintain VEREIT’s REIT status. That deficiency dividend procedure could require Realty Income to make significant distributions to its stockholders and to pay significant interest to the IRS.

As a result of all these factors, Realty Income’s or VEREIT’s failure to qualify as a REIT could impair Realty Income’s ability to expand its business and raise capital, and would materially adversely affect the market value of its common stock, any preferred stock it may issue and its debt securities. In addition, for years in which Realty Income does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.

Risks Relating to an Investment in Realty Income Capital Stock or Debt Securities

The market price of Realty Income capital stock and debt securities may decline as a result of the Mergers and the transactions contemplated by the Merger Agreement.

The market price of Realty Income common stock, any preferred stock it may issue and its debt securities may decline as a result of the Merger and the transactions contemplated by the Merger Agreement if, among other things, Realty Income does not achieve the perceived benefits of the Mergers and the transactions contemplated by the Merger Agreement or the effect of the Mergers and the transactions contemplated by the Merger Agreement on Realty Income’s results of operations or financial condition is not consistent with the expectations of financial or industry analysts. The market value of Realty Income's common stock, any preferred stock it may issue and its debt securities may also be adversely affected by the increase in its indebtedness that is expected to occur if the Mergers are consummated on the terms currently contemplated and, as described above, the market value of Realty Income’s common stock may be adversely affected by the large number of shares of common stock it expects to issue in the Mergers.

In addition, upon consummation of the Mergers and the transactions contemplated by the Merger Agreement, Realty Income will operate an expanded business with a different mix of properties, risks and liabilities. Holders of Realty Income's common stock, preferred stock (if any) and debt securities may not wish to continue to invest in Realty Income, or may wish to dispose of some or all of the Realty Income securities they own. If large amounts of Realty Income common stock, preferred stock (if any) or debt securities are sold, the market price of such Realty Income securities could decline, perhaps substantially.

Following the Mergers and the transactions contemplated by the Merger Agreement, Realty Income may not continue to pay dividends at or above the rate currently paid by Realty Income.

Following the Mergers and the transactions contemplated by the Merger Agreement, the dividends payable per share on Realty Income’s common stock may be lower than the dividends per share that were paid prior to the Mergers for various reasons, including those discussed elsewhere under this caption “Supplemental Risk Factors” and the following:

•	Realty Income may not have enough cash to pay such dividends due to changes in Realty Income’s cash requirements, capital spending plans, cash flow or financial position and the increase in the number of outstanding shares of its common stock that will be issued if the Mergers are consummated;

•	decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Realty Income board of directors, which reserves the right to change Realty Income’s dividend practices at any time and for any reason; and

•	the amount of dividends that Realty Income’s subsidiaries may distribute to Realty Income may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of Realty Income will have no contractual or other legal right to dividends that have not been declared by the Realty Income board of directors.

Other Risks

The unaudited pro forma condensed combined financial statements of Realty Income do not purport to be indicative of Realty Income’s results after the Mergers and the transactions contemplated by the Merger Agreement, and accordingly, you have limited financial information on which to evaluate the impact of the Mergers on Realty Income.

The unaudited pro forma condensed combined financial statements included in Exhibit 99.3 to the Form 8-K have been presented for informational purposes only and do not purport to be indicative of the financial position or results of operations that actually would have occurred had the Mergers and the transactions contemplated by the Merger Agreement been completed as of the dates indicated, nor do they purport to be indicative of the future operating results or financial position of Realty Income after the Mergers and the transactions contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial statements are subject to numerous estimates and assumptions and other uncertainties. Among other things, they reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to VEREIT’s assets and liabilities. The unaudited pro forma condensed combined financial statements do not give effect to the proposed Spin-Off of the OfficeCo Properties owned by Realty Income and VEREIT, or to the possible sale of some or all of such properties, because, pursuant to the terms of the Merger Agreement, Realty Income and VEREIT have broad discretion to amend the scope and terms of the Spin-Off, including, among other things, the office properties to be contributed to OfficeCo and the fact that they may instead seek to sell some or all of such office properties, and also because Realty Income may elect not to pursue the Spin-Off or sale of office properties at all. For further information concerning the Spin-Off, please see Note 6 to the unaudited pro forma condensed combined financial statements included in Exhibit 99.3 to the Form 8-K.

In addition, the unaudited pro forma condensed combined financial statements do not reflect other future events that may occur after the Mergers and the transactions contemplated by the Merger Agreement, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Mergers and the transactions contemplated by the Merger Agreement, and do not consider potential impacts of current market conditions on revenues or expenses. The unaudited pro forma condensed combined financial statements are based in part on certain estimates and assumptions regarding the Mergers and the transactions contemplated by the Merger Agreement and Realty Income cannot assure you that the estimates and assumptions will prove to be accurate.

The market price and trading volume of Realty Income's capital stock and debt securities may be volatile.

The United States stock markets, including the NYSE, on which the Realty Income common stock is listed under the symbol “O,” and the markets for preferred stock and debt securities have experienced significant price and volume fluctuations. As a result, the market price of Realty Income's common stock, preferred stock (if any) and debt securities are likely to be similarly volatile, and investors in Realty Income common stock, preferred stock (if any) and debt securities may experience a decrease in the value of their investment, including decreases unrelated to Realty Income’s operating performance or prospects. Realty Income cannot assure you that the market price of its common stock, preferred stock (if any) or debt securities will not fluctuate or decline significantly in the future.

In addition to the other risks listed under this caption “Supplemental Risk Factors,” a number of factors could negatively affect the market value of Realty Income’s common stock, preferred stock (if any) and debt securities or result in fluctuations, which could be substantial, in the market price or trading volume of those securities, including:

•	the annual yield from distributions on Realty Income common stock as compared to yields on other financial instruments;

•	equity issuances by Realty Income (including issuances of Realty Income common stock in the Mergers), or future sales of substantial amounts of Realty Income common stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

•	increases in market interest rates or a decrease in Realty Income’s distributions to stockholders that lead purchasers of Realty Income common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes on U.S. or foreign markets;

•	additions or departures of key management personnel;

•	Realty Income’s operating performance and the performance of other similar companies;

•	actual or anticipated differences in Realty Income’s quarterly operating results;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	publication of research reports about Realty Income or its industry by securities analysts;

•	failure to qualify as a REIT for federal income tax purposes;

•	adverse market reaction to any indebtedness Realty Income incurs in the future, including indebtedness to be assumed or incurred in connection with the Mergers;

•	strategic decisions by Realty Income or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect Realty Income or its industry or any failure by Realty Income to comply with regulatory requirements;

•	the expiration or loss of local tax abatements, tax credit programs, or other governmental incentives;

•	the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

•	the inability of Realty Income to sell properties if and when it would be appropriate to do so;

•	risks and liabilities in connection with Realty Income’s co-investment ventures and investment in new or existing co-investment ventures, including that Realty Income’s property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its co-venturers;

•	speculation in the press or investment community;

•	changes in Realty Income’s results of operations, financial condition or prospects;

•	failure to satisfy the listing requirements of the NYSE;

•	failure to comply with the requirements of the Sarbanes-Oxley Act;

•	actions by institutional stockholders of Realty Income;

•	changes in accounting principles;

•	changes in environmental conditions or the potential impact of climate change;

•	terrorist attacks or other acts of violence or war in areas in which Realty Income’s properties are located or markets on which Realty Income’s securities are traded; and

•	general economic and/or market conditions, including factors unrelated to Realty Income’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert Realty Income’s management’s attention and resources, which could have a material adverse effect on Realty Income’s cash flows, its ability to execute its business strategy and Realty Income’s ability to make distributions to its stockholders and to pay the principal of and interest on its debt securities and other indebtedness.

Realty Income, VEREIT and OfficeCo face other risks.

The risks listed above are not exhaustive, and you should be aware that, prior to and following the Mergers and the transactions contemplated by the Merger Agreement, Realty Income will face various other risks, and that, following the Spin-Off, if consummated, OfficeCo will face various other risks.